Exhibit 3.1

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

ARTICLES OF AMENDMENT

InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.1 in its entirety and substituting in lieu thereof a new Section 5.1 as follows:

Section 5.1 Authorized Shares. The Corporation has authority to issue 3,050,000,000 Shares, consisting of 3,000,000,000 shares of common stock, $.001 par value per share (the “Common Shares”), all of which are classified as Class P Common Stock (the “Class P Common Shares”), and 50,000,000 shares of Preferred Stock, $.001 par value per share (the “Preferred Shares”). The aggregate par value of all authorized Shares having par value is $3,050,000. All Shares shall be fully paid and nonassessable when issued. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

SECOND: The total number of shares of stock that the Corporation had authority to issue immediately prior to the foregoing amendment to the Charter was 500,000,000, consisting of 450,000,000 shares of Common Stock, $.001 par value per share, all of which were classified as Class P Common Stock, and 50,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $500,000.

THIRD: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendment to the Charter is 3,050,000,000, consisting of 3,000,000,000 shares of Common Stock, $.001 par value per share, all of which are classified as Class P Common Stock, and 50,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $3,050,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment to the Charter.

FIFTH: The foregoing amendment to the Charter has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the Maryland General Corporation Law.

SIX: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Secretary and attested to by its Chief Financial Officer and Treasurer on this 29th day of April, 2019.

ATTEST:	INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

/s/ Catherine L. Lynch	By:	/s/ Roderick S. Curtis	(SEAL)
Name: Catherine L. Lynch		Name: Roderick S. Curtis
Title: Chief Financial Officer and Treasurer		Title: Vice President and Secretary

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